Exhibit 99.1

SUMMARY INFORMATION

Unless otherwise noted, “Rexnord,” “we,” “us,” “our” and the “Company” mean Rexnord Corporation (formerly known as Rexnord Holdings, Inc.) and its predecessors and consolidated subsidiaries, including RBS Global, Inc. (“RBS Global”) and Rexnord LLC, and “Rexnord Corporation” means Rexnord Corporation and its predecessors but not its subsidiaries. As used in this exhibit, “fiscal year” refers to our fiscal year ending March 31 of the corresponding calendar year (for example, “fiscal year 2011” or “fiscal 2011” means the period from April 1, 2010 to March 31, 2011).

Our Company

Rexnord is a growth-oriented, multi-platform industrial company with what we believe are leading market shares and highly trusted brands that serve a diverse array of global end-markets. Our heritage of innovation and specification have allowed us to provide highly engineered, mission critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. We operate our company in a disciplined way and the Rexnord Business System (“RBS”) is our operating philosophy. Grounded in the spirit of continuous improvement, RBS creates a scalable, process-based framework that focuses on driving superior customer satisfaction and financial results by targeting world-class operating performance throughout all aspects of our business.

Our strategy is to build the Company around multiple, global strategic platforms that participate in end-markets with sustainable growth characteristics where we are, or have the opportunity to become, the industry leader. We have a track record of acquiring and integrating companies and expect to continue to pursue strategic acquisitions within our existing platforms that will expand our geographic presence, broaden our product lines and allow us to move into adjacent markets. Over time, we anticipate adding additional strategic platforms to our Company. Currently, our business is comprised of two platforms, Process & Motion Control and Water Management.

We believe that we have one of the broadest portfolios of highly engineered, mission and project critical Process & Motion Control products in the industrial and aerospace end-markets. Our Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment, and are marketed and sold globally under several brands, including Rexnord®, Rex®, Falk® and Link-Belt®. Our Water Management platform is a leader in the multi-billion dollar, specification-driven, commercial construction market for water management products and, through recent acquisitions, has entered the municipal water and wastewater treatment markets. Our Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, PEX piping and engineered valves and gates for the water and wastewater treatment market. These products are marketed and sold through widely recognized brand names, including Zurn®, Wilkins®, Rodney-Hunt® and Fontaine®.

We believe our portfolio includes premier and widely known brands in the Process & Motion Control and Water Management markets in which we participate, as well as one of the broadest and most extensive product offerings. We estimate that over 85% of our total net sales come from products in which we have leading market share positions. Our products are generally “specified” or requested by end-users across both of our strategic platforms as a result of their reliable performance in demanding environments, our custom application engineering capabilities and our ability to provide global customer support.

Typically, products in our Process & Motion Control platform are initially incorporated into products sold by original equipment manufacturers (“OEMs”) or sold to end-users as critical components in large, complex systems where the cost of failure or down-time is high and thereafter replaced through industrial distributors as they are consumed or require replacement. We have established long-term relationships with OEMs and end-users serving a wide variety of industries. As a result of these relationships, we have created a significant installed base for our Process & Motion Control products, which are consumed or worn in use and have a relatively predictable replacement cycle. We believe this replacement dynamic drives recurring aftermarket demand for our products. We estimate that approximately 50% of our Process & Motion Control net sales are to distributors, who primarily serve the end-user/OEM aftermarket demand for our products. We believe our reputation for superior quality, application expertise and ability to meet lead time expectations are highly valued by our customers, as demonstrated by their preference to replace their worn Rexnord products with new Rexnord products, or “like-for-like” product replacements. We believe the majority of our Process & Motion Control products are purchased by customers as part of their regular maintenance budget, and in many cases do not represent significant capital expenditures.

FY2011 Process & Motion Control Net Sales by End-Market	FY2011 Process & Motion Control Net Sales End-User/OEM vs. Aftermarket

(1)	General Industrial includes, but is not limited to, material handling, package handling, utilities, automation and robotics, marine and steel processing, none of which individually represented more than 2% of fiscal 2011 net sales.

Our Water Management products are principally specification-driven and project-critical and typically represent a low percentage of the overall project cost. We believe these characteristics, coupled with our extensive distribution network, create a high level of end-user loyalty for our products and allow us to maintain leading market shares in the majority of our product lines. Demand is primarily driven by new infrastructure, the retro-fit of existing structures to make them more energy and water efficient, commercial construction and, to a lesser extent, residential construction. We believe we have become a market leader in the industry by meeting the stringent third party regulatory, building and plumbing code requirements and subsequently achieving specification of our products into projects and applications.

FY2011 Water Management Net Sales by End-Market	FY2011 Water Management Net Sales New Construction vs. Retrofit

We operate a global footprint encompassing 36 principal Process & Motion Control manufacturing, warehouse and repair facilities located around the world and 23 principal Water Management manufacturing and warehouse facilities, which allows us to meet the needs of our increasingly global customer base as well as our distribution channel partners. We also have extensive distribution networks in both of our platforms—in Process & Motion Control, we have over 2,600 distributor locations serving our customers globally and, in Water Management, we have more than 1,100 independent sales representatives across approximately 210 sales agencies that work directly with our in-house technical team to drive specification of our products.

We employ approximately 6,300 employees across 59 locations around the world. For the fiscal year ended March 31, 2011, we generated net sales of $1.7 billion, income from operations of $219.1 million and a net loss of $51.3 million. Fiscal 2011 results reflect the effect of a $100.8 million loss on debt extinguishment recorded during the year as a result of the early repayment of debt pursuant to cash tender offers.

In addition to net income (loss), we believe Adjusted EBITDA is an important measure under our senior secured credit facilities, as our ability to incur certain types of acquisition debt or subordinated debt, make certain types of acquisitions or asset exchanges, operate our business and make dividends or other distributions, all of which will impact our financial performance, is impacted by our Adjusted EBITDA, as our lenders measure our performance by comparing the ratio of our senior secured bank debt to our Adjusted EBITDA. Adjusted EBITDA for the twelve months ended March 31, 2011 was $335.7 million.

Our Markets

We evaluate our competitive position in our markets based on available market data, relevant benchmarks compared to our relative peer group and industry trends. We generally do not participate in segments of our served markets that are thought of as commodities or in applications that do not require differentiation based on product quality, reliability and innovation.

Process & Motion Control Market

Within the overall Process & Motion Control market, we estimate that the addressable North American market for our current product offerings is approximately $5.0 billion in net sales per year. Globally, we estimate our addressable market to be approximately $12.0 billion in net sales per year. The market for Process & Motion Control products is very fragmented with most participants having single or limited product lines and serving specific geographic markets. While there are numerous competitors with limited product offerings, there are only a few national and international competitors of a size comparable to us. While we compete with certain domestic and international competitors across a portion of our product lines, we do not believe that any one competitor directly competes with us on all of our product lines. The industry’s customer base is broadly diversified across many sectors of the economy. We believe that growth in the Process & Motion Control market is closely tied to overall growth in industrial production, which we believe has fundamental and significant long-term growth potential. In addition, we believe that Process & Motion Control manufacturers who innovate to meet changes in customer demands and focus on higher growth end-markets can grow at rates faster than overall United States industrial production.

The Process & Motion Control market is also characterized by the need for sophisticated engineering experience, the ability to produce a broad number of niche products with very little lead time and long-standing customer relationships. We believe entry into our markets by competitors with lower labor costs, including foreign competitors, will be limited due to the fact that we manufacture highly specialized niche products that are critical components in large scale manufacturing processes. In addition, we believe there is an industry trend of customers increasingly consolidating their vendor bases, which we believe should allow suppliers with broader product offerings such as ourselves to capture additional market share.

Water Management Market

Within the overall Water Management market, we estimate that the addressable North American market for our current product offerings is approximately $2.3 billion in net sales per year. Globally, we estimate our addressable market to be approximately $3.0 billion in net sales per year. We believe the markets in which our Water Management platform participates are relatively fragmented with competitors across a broad range of industries and product lines. Although competition exists across all of our Water Management businesses, we do not believe that any one competitor directly competes with us across all of our product lines. We believe that we can continue to grow our Water Management platform at rates above the growth rates of the overall market and our competition by focusing our efforts and resources towards end-markets that have above average growth characteristics.

We believe the areas of the Water Management industry in which we compete are tied to growth in infrastructure and commercial construction, which we believe have significant long-term growth fundamentals. Historically, the infrastructure and commercial construction industry has been more stable and less vulnerable to down-cycles than the residential construction industry. Compared to residential construction cycles, downturns in infrastructure and commercial construction have been shorter and less severe, and upturns have lasted longer and had higher peaks in terms of spending as well as units and square footage. In addition, we believe that water management manufacturers with innovative products, like ours, are able to grow at a faster pace than the broader infrastructure and commercial construction markets, as well as mitigate downturns in the cycle.

The Water Management industry’s specification-driven end-markets require manufacturers to work closely with engineers, contractors, builders and architects in local markets across the United States to design specific applications on a project-by-project basis. As a result, building and maintaining relationships with architects, engineers, contractors and builders, who specify products for use in construction projects, and having flexibility in design and product innovation are critical to compete effectively in the market. Companies with a strong network of such relationships have a competitive advantage. Specifically, it has been our experience that, once an engineer, contractor, builder or architect has specified our product with satisfactory results, that person often will continue to use our products in future projects.

Our Competitive Strengths

Key characteristics of our business that we believe provide us with a competitive advantage and position us for future growth include the following:

The Rexnord Business System. We operate our company in a disciplined way. The Rexnord Business System, or RBS, is our operating philosophy and it creates a scalable, process-based framework that focuses on driving superior customer satisfaction and financial results by targeting world-class operating performance. RBS is based on the following principles: (1) strategy deployment—a long-term strategic planning process that determines annual improvement priorities and the actions necessary to achieve those priorities; (2) measuring our performance based on customer satisfaction, or the “Voice of the Customer”; (3) involvement of all our associates in the execution of our strategy; and (4) a culture that embraces Kaizen, the Japanese philosophy of continuous improvement. We believe applying RBS can yield superior growth, quality, delivery and cost positions relative to our competition, resulting in enhanced profitability and ultimately the creation of stockholder value. As we have applied RBS over the past several years, we have experienced significant improvements in growth, productivity, cost reduction and asset efficiency and believe there are substantial opportunities to continue to improve our performance as we continue to apply RBS.

Experienced, High-Caliber Management Team. Our management team is led by Todd Adams, President and Chief Executive Officer. George Sherman, our Non-Executive Chairman of the Board and, from 1990 to 2001, the CEO of the Danaher Corporation, collaborates with the management team to establish the strategic direction of the Company. We believe the overall talent level within our organization is a competitive strength, and we have added a number of experienced key managers across our platforms over the past several years. Mr. Sherman and the management team currently maintain a significant equity investment in the Company. As of March 31, 2011, their ownership interest represented approximately 20% of our common stock on a fully diluted basis.

Strong Financial Performance and Free Cash Flow. Since implementing RBS, we have established a solid track-record of delivering strong financial performance measured in terms of net sales growth, margin expansion and free cash flow conversion (cash flow from operations less capital expenditures compared to net income). Since fiscal 2004, net sales have grown at a compound annual growth rate of 13% inclusive of acquisitions, and Adjusted EBITDA margins (Adjusted EBITDA divided by net sales) have expanded to 19.8%. Additionally, we have consistently delivered strong free cash flow over the past several years by improving working capital performance and maintaining capital expenditures at reasonable levels.

Leading Market Positions in Diversified End-Markets. Our high-margin performance is driven by our industry-leading positions in the diversified end-markets in which we compete. We estimate that greater than 85% of our net sales are derived from products in which we have leading market share positions. We believe we have achieved leadership positions in these markets through our focus on customer satisfaction, extensive offering of quality products, ability to service our customers globally, positive brand perception, highly engineered product lines, extensive specification efforts and market/application experience. We serve a diverse set of end-markets with our largest single end-market, mining, accounting for 13% of consolidated net sales in fiscal 2011.

Broad Portfolio of Highly Engineered, Specification-Driven Products. We believe we offer one of the broadest portfolios of highly engineered, specification-driven, project-critical products in the end-markets we serve. Our array of product applications, knowledge and expertise applied across our extensive portfolio of products allows us to work closely with our customers to design and develop solutions tailored to their individual specifications. Within our Water Management platform, our representatives work directly with engineers, contractors, builders and architects to specify our Water Management products early in the design phase of a project. We have found that once these customers have specified a company’s product with satisfactory results, they will generally use that company’s products in future projects. Furthermore, we believe our strong application engineering and new product development capabilities have contributed to our reputation as an innovator in each of our end-markets.

Large Installed Base, Extensive Distribution Network and Strong Aftermarket Revenues. Over the past century we have established relationships with OEMs and end-users across a diverse group of end-markets, creating a significant installed base for our Process & Motion Control products. This installed base generates significant aftermarket sales for us as our products are consumed or worn in use and must be replaced in relatively predictable cycles. In order to provide our customers with superior service, we have cultivated relationships with over 2,600 distributor locations serving our customers globally. Additionally, our Water Management platform has 23 manufacturing and warehouse facilities and uses approximately 90 third-party distribution facilities at which it maintains inventory. This broad distribution network provides us with a competitive advantage and drives demand for our Water Management products by allowing quick delivery of project-critical products to our customers facing short lead times. We believe this extensive distribution network also provides us with an opportunity to capitalize on the expanding renovation and repair market as building owners begin to upgrade existing commercial and institutional bathroom fixtures with high efficiency systems.

Significant Experience Identifying and Integrating Strategic Acquisitions. Since 2005, we have completed strategic acquisitions that have significantly expanded our Process & Motion Control platform and, through the $943 million acquisition of Zurn, established our Water Management platform. We have successfully completed and integrated several acquisitions in recent years totaling more than $1.3 billion of total transaction value. These strategic acquisitions have allowed us to establish and expand a new platform, widen our geographic presence, broaden our product lines and, in other instances, move into adjacent markets. We believe these acquisitions have created stockholder value through the implementation of RBS operating principles, which has resulted in identifying and achieving cost synergies, as well as driving growth and operational and working capital improvements.

Our Business Strategy

We strive to create stockholder value by seeking to deliver sales growth, profitability and asset efficiency, which we believe will result in superior financial performance and free cash flow generation when compared to other leading multi-platform industrial companies by focusing on the following key strategies:

Drive Profitable Growth. Our key growth strategies are:

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Accelerate Growth in Key Vertical End-Markets—We believe that we have an opportunity to accelerate our overall net sales growth over the next several years by deploying resources to leverage our highly engineered product portfolio, industry expertise, application knowledge and unique manufacturing capabilities into certain key vertical end-markets that we expect to have above market growth rate potential. We believe those end-markets include, but are not limited to, mining, energy, aerospace, cement and aggregates, food and beverage, water infrastructure and the renovation and repair of existing commercial buildings and infrastructure.

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Product Innovation and Resourcing “Break-throughs”—We intend to continue to invest in strong application engineering and new product development capabilities and processes. Our disciplined focus on innovation begins with our extensive “Voice of the Customer” process and follows a systematic process, ensuring that the commercialization and profitability of new products meet both the markets’ and our expectations. Additionally, we will continue resourcing “break-throughs,” which we define as potential products or other growth opportunities that have an annual net sales potential of $20 million or more over 3 to 5 years. We believe growing demands for more energy and water conservation products will also provide opportunities for us to grow through innovation in both platforms.

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Drive Specification for Our Products—We intend to increase our installed base and grow aftermarket revenues by continuing to partner with OEMs to specify our Process & Motion Control products on original equipment applications. Within our Water Management platform, we intend to leverage our sales and distribution network and to increase specification for our products by working directly with our customers to drive specification for our products in the early design stages of a project.

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Expand Internationally—We believe there is substantial growth potential outside the United States for many of our existing products by expanding distribution, further penetrating key vertical end-markets that are growing faster outside the United States and selectively pursuing acquisitions that will provide us with additional international exposure.

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Pursue Strategic Acquisitions—We believe the fragmented nature of our Process & Motion Control and Water Management markets will allow us to continue to identify attractive acquisition candidates in the future that have the potential to complement our existing platforms by either broadening our product offerings, expanding our geographic presence or addressing an adjacent market opportunity.

Platform Focused Strategies. We intend to build our business around leadership positions in platforms that participate in multi-billion dollar, global, growing end-markets. Within our two existing platforms, we expect to continue to leverage our overall market presence and competitive position to provide further growth and diversification and increase our market share.

The Rexnord Business System. We operate our company in a disciplined way through the Rexnord Business System. RBS is our operating philosophy and it creates a scalable, process-based framework that focuses on driving superior customer satisfaction and financial results by targeting world-class operating performance. We believe applying RBS can yield superior growth, quality, delivery and cost positions relative to our competition, resulting in enhanced profitability and ultimately the creation of stockholder value.

Our Ownership Structure

The chart below is a summary of our organizational structure after giving effect to our anticipated initial public offering (the “Parent offering”) and the extinguishment of all of our PIK toggle senior indebtedness, which was completed in the first quarter of fiscal 2012. Unless otherwise indicated, the indebtedness information below is as of March 31, 2011.

(1)	Includes investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an affiliate of Apollo Management, L.P., which, as of the date of this exhibit, collectively beneficially owned 93.7% of our common stock, with the balance beneficially owned by the management stockholders.
(2)	As of March 31, 2011, $761.5 million was outstanding.
(3)	As of March 31, 2011, $1,147.0 million was outstanding.
(4)	As of March 31, 2011, $300.0 million was outstanding. We intend to use a portion of the proceeds of the Parent offering to redeem $300.0 million in principal amount of the 11.75% senior subordinated notes due 2016.
(5)	As of March 31, 2011, $12.4 million was outstanding. Primarily consists of foreign borrowings and capitalized lease obligations.
(6)	Guarantors of the senior secured credit facilities, the senior notes and the senior subordinated notes include substantially all of the domestic operating subsidiaries of RBS Global as of the date of this exhibit other than Rexnord LLC, which is a co-issuer of the notes, but do not include any of its foreign subsidiaries.

Our Principal Stockholders

Our principal stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an affiliate of Apollo Management, L.P., which we collectively refer to herein as “Apollo” (unless the context otherwise indicates) and which prior to the Parent offering collectively beneficially owned 93.7% of our common stock. Apollo Investment Fund VI, L.P., which is the sole member of one of our principal stockholders, is an investment fund with committed capital, along with its co-investment affiliates, of approximately $10.1 billion. Apollo Management, L.P., is an affiliate of Apollo Global Management, LLC, a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of March 31, 2011, Apollo Global Management, LLC and its subsidiaries have assets under management of approximately $70 billion in private equity, hedge funds, distressed debt and mezzanine funds invested across a core group of industries where Apollo Global Management, LLC has considerable knowledge and resources.

We currently have a management consulting agreement with Apollo for advisory and consulting services. In each of fiscal 2010 and 2011, we paid or accrued $3.0 million in fees and out-of-pocket expenses under the agreement, which Apollo intends to terminate upon completion of this offering. Upon termination of the agreement, Apollo will receive a fee of $15.0 million from us.

Legal Proceedings

Our subsidiaries are involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business involving, among other things, product liability, commercial, employment, workers’ compensation, intellectual property claims and environmental matters. We established reserves in a manner that is consistent with accounting principles generally accepted in the United States for costs associated with such matters when liability is probable and those costs are capable of being reasonably estimated. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes the eventual outcome of these unresolved legal actions, either individually or in the aggregate, will not have a material adverse effect on our financial position, results of operations or cash flows.

In connection with the Carlyle Acquisition in November 2002, Invensys plc has provided us with indemnification against certain contingent liabilities, including certain pre-closing environmental liabilities. We believe that, pursuant to such indemnity obligations, Invensys is obligated to defend and indemnify us with respect to the matters described below relating to the Ellsworth Industrial Park Site and to various asbestos claims. The indemnity notice period for certain pre-closing environmental liabilities, other than those set forth below relating to the Ellsworth Park Industrial Site, expired in November 2009, and the indemnity notice period for certain pre-closing environmental liabilities relating to the Ellsworth Park Industrial Site expires in November 2012. The indemnity obligations relating to the matters described below are subject, together with indemnity obligations relating to other matters, to an overall dollar cap equal to the purchase price, which is an amount in excess of $900 million. The following paragraphs summarize the most significant actions and proceedings:

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In 2002, Rexnord Industries, LLC (“Rexnord Industries”) was named as a PRP, together with at least ten other companies, at the Ellsworth Industrial Park Site, Downers Grove, DuPage County, Illinois (the “Site”), by the United States Environmental Protection Agency (“USEPA”), and the Illinois Environmental Protection Agency (“IEPA”). Rexnord Industries’ Downers Grove property is situated within the Ellsworth Industrial Complex. The USEPA and IEPA allege there have been one or more releases or threatened releases of chlorinated solvents and other hazardous substances, pollutants or contaminants, allegedly including but not limited to a release or threatened release on or from our property, at the Site. The relief sought by the USEPA and IEPA includes further investigation and potential remediation of the Site and reimbursement of USEPA’s past costs. Rexnord Industries’ allocated share of past and future costs related to the Site, including for investigation and/or remediation, could be significant. All previously pending property damage and personal injury lawsuits against us related to the Site have been settled or dismissed. Pursuant to its indemnity obligation, Invensys continues to defend us in matters related to the Site and has paid 100% of the costs to date.

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Multiple lawsuits (with approximately 1,435 claimants) are pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain brakes and clutches previously manufactured by our Stearns division and/or its predecessor owners. Invensys and FMC, prior owners of the Stearns business, have paid 100% of the costs to date related to the Stearns lawsuits. Similarly, our Prager subsidiary is a defendant in two pending multi-defendant lawsuits relating to alleged personal injuries due to the alleged presence of asbestos in a product allegedly manufactured by Prager. Additionally, there are approximately 3,700 individuals who have filed asbestos related claims against Prager; however, these claims are currently on the Texas Multi-district Litigation inactive docket. The ultimate outcome of these asbestos matters cannot presently be determined. To date, our insurance providers have paid 100% of the costs related to the Prager asbestos matters. We believe that the combination of its insurance coverage and the Invensys indemnity obligations will cover any future costs of these matters.

In connection with the Falk Corporation (“Falk”) acquisition, Hamilton Sundstrand has provided us with indemnification against certain contingent liabilities, including coverage for certain pre-closing environmental liabilities and certain products-related asbestos exposure liabilities. We believe that, pursuant to such indemnity obligations, Hamilton Sundstrand is obligated to defend and indemnify us with respect to the asbestos claims described below, and that, with respect to these claims, such indemnity obligations are not subject to any time or dollar limitations. Certain pre-closing environmental matters are subject to an indemnity notice period that expires in May 2012.

The following paragraph summarizes the most significant actions and proceedings for which Hamilton Sundstrand has accepted responsibility:

Falk, through its successor entity, is a defendant in approximately 200 lawsuits pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain clutches and drives previously manufactured by Falk. There are approximately 570 claimants in these suits. The ultimate outcome of these lawsuits cannot presently be determined. Hamilton Sundstrand is defending us in these lawsuits pursuant to its indemnity obligations and has paid 100% of the costs to date.

Certain Water Management subsidiaries are also subject to asbestos and class action related litigation. As of March 31, 2011, Zurn and an average of approximately 80 other unrelated companies were defendants in approximately 7,000 asbestos related lawsuits representing approximately 28,500 claims. Plaintiffs’ claims allege personal injuries caused by exposure to asbestos used primarily in industrial boilers formerly manufactured by a segment of Zurn. Zurn did not manufacture asbestos or asbestos components. Instead, Zurn purchased them from suppliers. These claims are being handled pursuant to a defense strategy funded by insurers. As of March 31, 2011, we estimate the potential liability for asbestos-related claims pending against Zurn as well as the claims expected to be filed in the next ten years to be approximately $65.0 million of which Zurn expects to pay approximately $53.0 million in the next ten years on such claims, with the balance of the estimated liability being paid in subsequent years. However, there are inherent uncertainties involved in estimating the number of future asbestos claims, future settlement costs, and the effectiveness of defense strategies and settlement initiatives.

As a result, Zurn’s actual liability could differ from the estimate described herein. Further, while this current asbestos liability is based on an estimate of claims through the next ten years, such liability may continue beyond that time frame, and such liability could be substantial.

Management estimates that its available insurance to cover its potential asbestos liability as of March 31, 2011, is approximately $266.3 million, and believes that all current claims are covered by this insurance. However, principally as a result of the past insolvency of certain of our insurance carriers, certain coverage gaps will exist if and after our other carriers have paid the first $190.3 million of aggregate liabilities. In order for the next $51.0 million of insurance coverage from solvent carriers to apply, management estimates that it would need to satisfy $14.0 million of asbestos claims. Layered within the final $25.0 million of the total $266.3 million of coverage, management estimates that it would need to satisfy an additional $80.0 million of asbestos claims. If required to pay any such amounts, we could pursue recovery against the insolvent carriers, but it is not currently possible to determine the likelihood or amount of such recoveries, if any.

As of March 31, 2011, we recorded a receivable from our insurance carriers of $65.0 million, which corresponds to the amount of its potential asbestos liability that is covered by available insurance and is currently determined to be probable of recovery. However, there is no assurance that $266.3 million of insurance coverage will ultimately be available or that Zurn’s asbestos liabilities will not ultimately exceed $266.3 million. Factors that could cause a decrease in the amount of available coverage include: changes in law governing the policies, potential disputes with the carriers regarding the scope of coverage, and insolvencies of one or more of our carriers.

Our subsidiaries, Zurn PEX, Inc. and Zurn Industries, LLC (formerly known as Zurn Industries, Inc.), have been named as defendants in fourteen lawsuits, brought between July 2007 and December 2009, in various United States courts (MN, ND, CO, NC, MT, AL, VA, LA, NM, MI and HI). The plaintiffs in these suits represent (in the case of the proceedings in Minnesota), or seek to represent, a class of plaintiffs alleging damages due to the alleged failure or anticipated failure of the Zurn brass crimp fittings on the PEX plumbing systems in homes and other structures. The complaints assert various causes of action, including but not limited to negligence, breach of warranty, fraud, and violations of the Magnuson Moss Act and certain state consumer protection laws, and seek declaratory and injunctive relief, and damages (including punitive damages). All but the Hawaii suit, which remains in Hawaii state court, have been transferred to a multi-district litigation docket in the District of Minnesota for coordinated pretrial proceedings. The court in the Minnesota proceedings certified certain classes of plaintiffs in Minnesota for negligence and negligent failure to warn claims and for breach of warranty claims. On July 6, 2011, the U.S. Court of Appeals for the 8th Circuit affirmed the class certification order of the Minnesota court. Class certification has not been granted in the other state court actions. Our insurance carriers currently are funding our defense in these proceedings; however, they have filed suit for a declaratory judgment in Florida state court challenging their coverage obligations with respect to certain classes of claims. The Florida suit currently is stayed, pending resolution of the underlying claims. Although we continue to vigorously defend ourselves in the various court proceedings and continue to vigorously pursue insurance coverage, the uncertainties of litigation, and insurance coverage and collection, as well as the actual number or value of claims, may subject us to substantial liability that could have a material adverse effect on us.

Compensation Discussion and Analysis

As part of the Compensation Discussion and Analysis included in Amendment No. 1 to the Registration Statement filed by Rexnord Corporation, we disclosed that, in early June 2011, the finalization of the annual stock valuation of Rexnord Corporation by an independent third-party resulted in the establishment of a fair market value of $78.00 per share as of March 31, 2011. This valuation is primarily utilized in connection with the administration of our stock option plans.